Exhibit 99.1

CION Investment Corporation Announces Shareholder Approval of Listing-Related Proposals and Further Detail on Proposed Listing

CIC has commenced the final steps to prepare for the Listing and anticipates its shares of common stock will commence trading on the NYSE.

FOR IMMEDIATE RELEASE

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NEW YORK, NY (September 8, 2021) – CION Investment Corporation (“CIC”), a leading publicly registered non-traded business development company, announced today the results of its reconvened Annual Meeting of Shareholders held on September 7, 2021 (“Reconvened Annual Meeting”). The Annual Meeting of Shareholders was initially called to order on July 8, 2021, and was subsequently adjourned until August 9, 2021, and again until September 7, 2021 to allow shareholders additional time to vote on certain matters at each meeting.

CIC is pleased to announce that at the Reconvened Annual Meeting, the five proposals comprising Proposal 2 (“Listing Charter Amendment Proposals”) that collectively amend and restate CIC’s charter as described in the definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 13, 2021 (“Proxy Statement”), and which will become effective upon the listing of CIC’s shares of common stock (“Listing”) on the New York Stock Exchange (“NYSE”), were each approved.

Accordingly, CIC has commenced the final steps to prepare for the Listing. CIC anticipates that its shares of common stock will commence trading on the NYSE with the ticker symbol “CION” within the next 30 days. CIC has engaged Wells Fargo Securities LLC (“Wells Fargo”) to serve as lead advisor to CIC in connection with the Listing. There can be no assurance that CIC will be able to complete the Listing in any certain timeframe or at all.

Mark Gatto, co-Chief Executive Officer of CIC, said, “As we have previously stated, we believe listing CIC’s shares of common stock on the NYSE will bring numerous benefits to shareholders, including enhanced liquidity of their shares and a fee structure more in line with public company peers. Additionally, although not assured, we believe that shareholders will benefit from greater shareholder diversification, potential institutional research coverage and greater availability and access to capital.”

Michael A. Reisner, co-Chief Executive Officer of CIC, added, “We are pleased to have engaged Wells Fargo to assist us in preparing for the Listing. We believe that its experience and expertise with publicly traded BDCs and financial institutions have been and will continue to be of great benefit as we move forward with completing the Listing. This is a significant milestone in the life of the fund, and one that we could not have achieved without the continued support of our shareholders and partners. We thank all our shareholders for their voting and participation as we continue progressing to a successful listing event.”

CIC shareholders previously approved Proposals 1, 3, and 4 regarding: (i) the election of Mark Gatto and Michael A. Reisner as directors of CIC; (ii) the approval of an amended and restated investment advisory agreement between CIC and CION Investment Management, LLC, CIC’s investment adviser; and (iii) the authorization for CIC, with the approval of CIC’s board of directors, to offer and sell shares of common stock at a price below net asset value during the 12 months following shareholder approval, subject to certain limitations described in the Proxy Statement. All Proposals are described in detail in the Proxy Statement.

ABOUT CION INVESTMENT CORPORATION

CIC is a leading publicly registered non-traded business development company that currently has approximately $1.8 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies. CIC is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CIC.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.8 billion in assets. CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $2.0 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions, forecasts of future results, shareholder diversification, institutional research coverage and availability and access to capital. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict, such as the price at which CIC’s shares of common stock will trade on the NYSE, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Reports on Form 8-K, which CIC filed with the SEC on July 9, 2021, August 11, 2021 and September 8, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Reports on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

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